CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on to Form S-1 of our report dated November 11, 2009 relating to the consolidate financial statements of Dehaier Medical Systems Limited and Affiliate and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/Friedman LLP

New York, New York

November 11, 2009